Espey reports fourth quarter and year-end results, reflecting another record fiscal year, and announces regular dividend

Saratoga Springs, NY, August 30, 2012- Espey Mfg. & Electronics Corp. (NYSE MKT: ESP) announces results for its fiscal year and fourth quarter, both ended June 30, 2012. Net sales and net income for the fiscal year each achieved record highs over any previous year in Espey's 82-year history, a second consecutive record year.

For the fiscal year ended June 30, 2012, the Company reported net sales of $32 million, compared with $29.5 million for the fiscal year ended June 30, 2011. Net income increased to $4,390,268, $1.99 per diluted share for the year, compared with net income of $3,857,537, $1.77 per diluted share, for the fiscal year ended June 30, 2011. At June 30, 2012, the sales order backlog also increased to $50.8 million, compared with last year’s $38.7 million at June 30, 2011.

For the fourth quarter ended June 30, 2012, net sales decreased by $1,770,307, to $8.1 million, compared with last year’s fourth quarter net sales of $9.9 million. Net income for the fourth quarter ended June 30, 2012 was $1,129,638, $.51 per diluted share, compared with net income of $1,442,220, $.66 per diluted share, for the corresponding period last year.

Also, new sales orders for the fiscal year ended June 30, 2012 were $44.4 million compared with $37.2 million for the corresponding period last year.

Mr. Mark St. Pierre, President and CEO, commented,

“I am pleased to report sales growth of over 8% from last year accompanied by a 13% earnings improvement in the current economic environment which is a testament to the fine work of a skilled labor force and a strong management team. The year also finished with a record backlog of nearly $51M which bodes well for the next 12 months.

However, there are external challenges ahead pressuring our future growth: the state of the general economy, the degree of uncertainty in the federal budget, and Congress’ inability to reach compromise, which are all placing increasing pressure on our ability to both win new orders and do so at sustained profit levels.

Rest assured that despite the economic uncertainty, the Board of Directors, employees and management of Espey remain focused and committed to navigating a course to profitable growth in these challenging times.”

Furthermore, the Espey Board of Directors has declared a cash dividend. The regular first quarter dividend for the fiscal year ending June 30, 2013 is $.225 per share. The dividend will be payable on September 28, 2012, to all shareholders of record at September 10, 2012.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com. For further information, contact Mr. David O’Neil or Mark St. Pierre at (518) 245-4400.

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This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Espey Mfg. & Electronics Corp. comparative unaudited three-month and audited twelve-month figures for the periods ended June 30, 2012 and 2011.

	Three Months		Twelve Months
	2012	2011	2012	2011
Sales:	$8,115,730	$9,886,037	$32,037,357	$29,499,504
Net Income:	1,129,638	1,442,220	4,390,268	3,857,537
Income per share:
Basic	.52	.67	2.02	1.79
Diluted	.51	.66	1.99	1.77

Weighted average number of
Shares outstanding:
Basic	2,179,004	2,154,795	2,172,589	2,151,443
Diluted	2,212,391	2,184,672	2,203,060	2,176,299

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